UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2004

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

On February 25, 2004, the Company issued the following press release.

CONTACT:	William E. Rowe Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES, INC. NAMES
THOMAS M. KITCHEN TO BOARD OF DIRECTORS

METAIRIE, LA, February 25, 2004 . . . William E. Rowe, Chairman and CEO of Stewart Enterprises, Inc. (Nasdaq NMS:STEI) announced today the election of Thomas M. Kitchen to the Company’s Board of Directors.

Mr. Kitchen is an investment management consultant with Equitas Capital Advisors, LLC in New Orleans. During a 25-year career with Avondale Industries, Inc., the nation’s fifth largest shipbuilder, he served as president, chief financial officer and board member. He currently serves on the board of Conrad Industries (Nasdaq NMS:CNRD), a marine fabricator headquartered in Morgan City, Louisiana.

Mr. Rowe said, “We are very fortunate to have Tom Kitchen serving on our board. His leadership and experience in pursuing growth opportunities that enhance shareholder value are assets that will guide our organization’s vision and strategic planning as we move forward.”

-more-

Mr. Kitchen holds both an undergraduate degree and master’s degree in Business Administration from the University of New Orleans, which recognized him as its 1997 Alumnus of the Year. He is active in many non-profit, educational, community and professional associations, including having served on the New Orleans and Jefferson Parish Business Councils, the American Shipbuilding Association and the New Orleans Regional Chamber of Commerce. He currently serves on the Board of Trustees for the Boys Hope/Girls Hope Program in New Orleans, the Catholic Foundation for the Archdiocese of New Orleans, the University of New Orleans Foundation Board of Directors and the Jesuit High School President’s Advisory Council. He is a member of the American Institute of CPAs, the Louisiana Society of CPAs and the Financial Executives Institute.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 290 funeral homes and 148 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC.

February 25, 2004	/s/ Kenneth C. Budde Kenneth C. Budde Executive Vice President Chief Financial Officer